Exhibit 99.1

IGC Announces Adjournment of Annual Meeting Voting for Proposals Three and Four to Dec 29, 2017

Seeks to Obtain a Quorum of Voting Stockholders Owning Shares as of October 5, 2017

Bethesda, December 18, 2017 (GLOBENEWSWIRE) -- India Globalization Capital, Inc. (NYSE American: IGC), adjourned again the voting for Proposals Three and Four from its Notice of Annual Meeting of Shareholders, dated October 5, 2017.  Proposal Three seeks approval of the grant of 1,900,000 shares of common stock to be granted from time to time to the Company’s current and new employees, advisors, directors, and consultants by the board of directors, pursuant to certain metrics including performance, vesting and incentive as set by the board of directors and or the CEO; and Proposal Four seeks approval of the issuance of up to 2,000,000 shares of the Company’s common stock to Bricoleur Partners, L.P.

The voting on these two proposals was adjourned to December 29, 2017, to allow the Company’s stockholders additional time to vote. Stockholders who have already voted do not need to recast their votes. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked. During the period of the adjournment, the Company will continue to solicit proxies from its stockholders only with respect to the Proposals Three and Four of the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the annual meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov.

The Company encourages all stockholders who have not yet voted to do so before December 29, 2017 at 11:59 p.m., Eastern Standard Time. The stockholders may vote by internet at www.proxyvote.com, or by telephone at 800-454-8683, or by returning a properly executed proxy card to InvestorCom.

Hyalolex and Alzheimer’s:
Alzheimer’s patients suffer from a host of symptoms including anxiety, agitation, and sleep disorders. The hallmarks of Alzheimer’s include plaques, tangles, and dementia. Hyalolex, IGC’s product to treat Alzheimer’s, has been shown to decrease plaques and tangles, control anxiety, and help with sleep disorders thorough a patent-pending pathway.  We expect to bring Hyalolex to market in early 2018, with the hope of bringing much needed relief to Alzheimer’s patients.

IGC has a two-part strategy for commercializing Hyalolex: the FDA long process and the Complementary and Alternative Medicine (CAM), a short path which will allow IGC to distribute Hyalolex through licensed medical cannabis dispensaries in key markets of the U.S., starting with dispensaries in Washington, D.C. and Maryland.

About IGC:
IGC is engaged in the development of cannabis based combination therapies to treat Alzheimer’s, pain, nausea, eating disorders, several end points of Parkinson’s, and epilepsy in dogs and cats. IGC has assembled a portfolio of patent filings and four lead product candidates addressing these conditions. The company is based in Maryland, USA.

For more information please visit www.igcinc.us

Follow us on Twitter @IGCIR and Facebook.com/IGCIR/

Forward-looking Statements:
Please see forward-looking statements and risk factors as discussed in detail in IGC's Form 10K for fiscal year ended March 31, 2017, and in other reports filed with the U.S. Securities and Exchange Commission.

Contact at IGC:
Claudia Grimaldi
301-983-0998

Contact at InvestorCom, Inc.
Michelle Frosch
877-972-0090